EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT effective as of the 1 day of June 2014.

BETWEEN:

YAPPN CORP., a corporation incorporated pursuant to the laws of the State of New York (the "**Corporation**")

OF THE FIRST PART

AND

DAVID LUCATCH, an individual resident in the City of Vaughan, in the Province of Ontario, Canada (the "**Executive**")

OF THE SECOND PART

WHEREAS the Corporation wishes for the Executive to continue as a full-time executive of the Corporation, and the Executive wishes to become a full-time executive of the Corporation;

AND WHEREAS the Corporation believes it is in the best interests of the Corporation to have the Executive agree to certain confidentiality and non-solicitation obligations;

AND WHEREAS the parties wish to outline and confirm the terms and conditions of their employment relationship in this Executive Employment Agreement (this "**Agreement**");

NOW THEREFORE in consideration of rights granted to the Executive in the event of a Change of Control (as defined herein) of the Corporation and the other mutual covenants and agreements hereinafter contained, and other good and valuable consideration (the receipt and sufficiency which is hereby acknowledged), the parties have agreed and this Agreement witnesses as follows:

ARTICLE 1
DEFINITIONS

1.1 In this Agreement the following words shall have the following meanings:

(a) "**Affiliate**" shall mean a person, such as an executive officer, a director or large shareholder, in a relationship of control with the issuer;

(b) "**Annual Base Salary**" shall mean the annual base salary as set out in Section 4.1 of this Agreement, and as amended from time to time;

(c) "**Board of Directors**" shall mean the board of directors of the Corporation, including the Corporation's Compensation Committee;

(d) "**Change of Control**" shall mean the occurrence of any of the following events:

(i) the purchase or acquisition, without the prior consent of the Board of Directors of the Corporation, of any Voting Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 30% of the votes attaching to all Voting Shares; or

(ii) (A) the Corporation completes an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation or entity which requires approval of the shareholders of the Corporation pursuant to its statute of incorporation, or (B) the purchase or acquisition, with or without the prior consent of the Board of Directors, of any Voting Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 50% of the votes attaching to all Voting Shares, and immediately following the event described in paragraphs (A) and (B) above, as the case may be, the directors of the Corporation immediately prior to such event do not constitute a majority of the board of directors (or equivalent) of the successor or continuing corporation or entity immediately following such event; or

(iii) the election at a meeting of the Corporation's shareholders of that number of persons which would represent a majority of the Board of Directors, as directors of the Corporation who are not included in the slate for election at such meeting as directors proposed to the Corporation's shareholders by the Corporation; or

(iv) the liquidation, dissolution or winding-up of the Corporation; or

(v) the sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(vi) a determination by the Board of Directors that there has been a change, whether by way of a change in the holding of the Voting Shares of the Corporation or otherwise, in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

For the purposes of this Section 1.1(d), **"Voting Shares"** means any securities of the Corporation ordinarily carrying the right to vote at elections of directors, **"Convertible Securities"** means any securities convertible or exchangeable into Voting Shares or carrying the right or obligation to acquire Voting Shares and **"Holder"** means a person, a group of persons or persons acting jointly or in concert or persons associated or affiliated

"Constructive Dismissal" shall mean, unless consented to in writing by the Executive, any action which constitutes constructive dismissal of the Executive under the common law including, without limiting the generality of the foregoing:

(vii) a material decrease in the title, position, responsibility or powers of the Executive;

(viii) a requirement to relocate to another city, province, or country; or

(ix) any material reduction in the value of the Executive's Annual Base Salary, compensation, or benefits, except where are all senior executives of the Corporation are subject to relatively similar reductions in such value, pursuant to a resolution passed by the Board of Directors or any committee of the Board of Directors;

(e) **"Control"** shall mean the power to direct the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise;

(f) **"Divestiture"** means the sale of the Corporation or division(s) of the Corporation that results in Net Proceeds greater than ten million dollars ($10,000,000) (Cdn.);

(g) **"Effective Date"** means the effective date of this Agreement, which, notwithstanding the date of execution of this Agreement, is ________ day of ____________, 2014;

(h) **"Good Reason"** shall mean any material adverse change by the Corporation, without the agreement of the Executive, in any of the Executive's duties, powers, rights, discretions, salary, title or lines of reporting, such that immediately after such change or series of changes, the responsibilities and status of the Executive, taken as a whole, are not at least substantially equivalent as those assigned to the Executive immediately prior to such change, or any reason which would be considered to amount to a Constructive Dismissal by a court of competent jurisdiction;

(i) **"Just Cause"** means anything which constitutes just cause for termination of employment at common law including, without limitation:

(i) the wilful failure of the Executive to carry out the Executive's duties properly;

(ii) improper conduct of the Executive which is materially detrimental to the Corporation;

(iii) the conviction of the Executive for fraud, embezzlement or theft; or

(iv) the intentional disclosure by the Executive of confidential information of the Corporation without the Corporation's consent.

(j) **"Net Proceeds"** means the gross proceeds from a Divesture less costs incurred to acquire assets or corporations. The cost of acquisition is based on the purchase price and acquisition costs as determined by Generally Accepted Accounting Standards in Canada or under the International Financial Reporting Standards as determined by International Accounting Standards Board and disclosed in the audited financial statements.

(k) **"Shares"** mean the common shares of the Corporation; and

(l) **"Termination Date"** shall mean the Executive's last day actively at work for the Corporation, regardless of the reason for the cessation of employment.

ARTICLE 2
TERM OF EMPLOYMENT

2.1 This Agreement and the Executive's employment with the Corporation shall commence on the Effective Date, and shall continue indefinitely until terminated in accordance with this Agreement.

ARTICLE 3
EMPLOYMENT

3.1 The relationship between the Corporation and the Executive is that of employer and employee.

3.2 The Executive shall serve the Corporation in the capacity Chief Executive Officer and shall report to the Board of Directors. The Executive agrees to follow the directions of the Board of Directors.

3.3 The Executive shall perform the duties on a full-time basis that are customarily done by an executive in a similar position in a corporation of similar size and business to the Corporation, and such other duties as determined from time to time by the Board of Directors, to the best of the Executive's ability, however, the Company recognizes that the Executive is required to spend a portion of his time fulfilling his duties as CEO of Intertainment Media Inc. and its legacy companies.

3.4 The Executive hereby covenants to use the Executive's best efforts to promote the interests of the Corporation and to devote the Executive's full time and attention to the business and affairs of the Corporation. The Executive shall not, without the consent of the Board of Directors, undertake during the course of the Executive's employment any other business or occupation or become director, officer, employee, consultant or agent of another company, firm, proprietorship, society or non-profit organization. The exception to this clause has been noted in 3.3.

3.5 The Executive agrees to abide by all of the Corporation's policies and procedures, as such policies and procedures may be implemented and amended from time to time by the Corporation.

3.6 The Executive will perform their duties from the Employer's head office. The Executive acknowledges that the performance of the Executive's duties and functions will necessitate travel to other places.

3.7 Upon termination of the Executive's employment with the Corporation, the Executive shall deliver to the Corporation all records and materials with respect to the Corporation which are in the Executive's possession and/or from persons under the Executive's power or control.

3.8 As a part of the Executive's employment with the Corporation, the Executive may be involved with, or have the opportunity to initiate the development of new ideas, designs, products, apparatuses, inventions, methodology, processes, procedures or works related to the business of the Corporation. The Executive hereby acknowledges and agrees that all new ideas, designs, products, apparatuses, inventions, methodology, processes, procedures or works created by the Executive during the Executive's employment with the Corporation are and will remain the property of the Corporation. To the extent that the Executive is the originator of any work product, including but not limited to new ideas, designs, apparatuses, inventions, methodology, processes, procedures, and any other original work, and to the extent that the Executive owns or has any entitlement to copyright, trade mark rights, or patent rights to the said product, the same are hereby irrevocably assigned to the Corporation. If, during the term of the Executive's employment with the Corporation, the Executive conceives, develops, or perfects any

invention or design or applies for or prosecutes an application for a patent on any invention or design, of any description whatsoever, such invention, design, application and patent shall belong to the Corporation. The Executive hereby agrees to assign and deliver over to the Corporation any such copyright, trade mark, invention, design, application and patent, and to execute such papers as may be necessary or desirable in connection therewith. This obligation shall extend beyond the term of the Executive's employment with the Corporation, but is limited to ideas, designs, products, apparatuses, inventions, methodology, processes, procedures, works inventions, discoveries or designs conceived of or made by the Executive during the period of the Executive's employment.

3.9 Nothing herein shall be construed to give the Executive any interest in the tangible or intangible assets of the Corporation.

ARTICLE 4
REMUNERATION AND BENEFITS

4.1 Remuneration, including the Executives Annual Base Salary, options and bonus structure, for this position will be reviewed on an annual basis by the Board of Directors.

4.2 As of the Effective Date, the Executive's Annual Base Salary with the Corporation shall be One Hundred and Ninety Thousand ($190,000) (USD), less required statutory deductions. The Annual Base Salary will be paid twice monthly in accordance with the Corporation's usual payroll practices. The Executive's Annual Base Salary shall be subject to semi-annual review by the Corporation's Compensation Committee. The intention is to, based on mutually agreed performance, raise the Executive's Annual Base Salary to Two Hundred and Fifty Thousand ($250,000) (USD).

4.3 The Executive may be eligible, from time to time, for annual bonuses of up to 100% of his Annual Base Salary, payable in cash and / or share, as the discretion of the Board of Directors. The granting of and the amount of any annual bonus shall be in the sole discretion of and based on terms, conditions and objectives established by the Board of Directors and agreed to by the Executive on an annual basis as outlined in your personal Variable Compensation Agreement, in accordance with the terms and conditions of the Corporation's Variable Compensation Plan.

4.4 In addition to Section 4.3, the Executive may be eligible for a liquidation bonus equal to ten percent (10%) of the Net Proceeds from the Divestiture, payable directly by the entity being divested. The granting of and the amount of any liquidation bonus shall be in the sole discretion of and based on achieving the following terms, conditions and objectives established by the Board of Directors. These terms include: i) annual approval by the Board of Directors of a strategic business plan and budget of the Corporation and all operating division/subsidiaries; ii) the Divestiture would add significant value for the shareholders.

4.5 In the event a two class share structure is created for investments or subsidiary companies fully owned by Yappn Corp., the common class of A shares will be fully owned by Yappn while the separate class of B shares would be issued as incentive against a share in the proceeds from a sale of the company only, similar to a carried interest in the investment. The Executive will have the authority to grant those shares to employees and outside Influencers as needed with Management receiving up to 20% of the issued shares. The Board of Directors will be required to approve all issuances.

4.5 In addition to the Annual Base Salary, the Executive shall be entitled to receive, as of the Effective Date, the following perquisites:

(a) participation in all benefit plans adopted by the Corporation for employees generally, and executives specifically, in accordance with the terms and conditions of such plans and as such plans may be implemented and amended from time to time;

(b) the Corporation will provide the Executive with a laptop computer, pursuant to the Corporation's specifications, and a mobile phone/data device, at the discretion of the Executive, in accordance with the Corporation's existing mobile plan. The Corporation will provide, on a discretionary basis, a portable "mifi" modem to be used only for travel and presentations where a dedicated wired or wireless internet connection is not available;

(c) The Corporation shall provide the Executive with a monthly allowance for automobile usage, insurance and reasonable related expenses of $1,000 (Cdn.), paid in 24 periods in accordance with the Corporation's usual payroll practices. . Any long distance travel and related expenses shall be approved in advance and covered separately in accordance with the Corporation's policies and procedures; and

(d) The Corporation will reimburse the Executive for the Executive's reasonable home office expenses. For all such expenses, the Executive shall submit all invoices and receipts in accordance with the Corporation's policies and procedures.

4.6 The Corporation shall provide the Executive with five (5) weeks paid vacation per year, pro-rated for any partial years. In scheduling such vacation, the Executive shall have regard to the operations of the Corporation and the reasonable direction of the Board of Directors. The Executive, subject to approval by the Corporation's Chief Financial Officer, may be allowed to carryover five (5) days of earned but unused vacation to the next calendar year, but no further. Any remaining earned but unused vacation will expire annually on December 31 unless otherwise approved by the Board of Directors.

4.7 The Executive may, from time to time, be granted options, and other securities to purchase Shares of the Corporation. The granting of any stock options shall be in the sole discretion of and based on terms, conditions and objectives established by the Board of Directors and agreed to by the Executive on an annual basis. Any options granted to the Executive shall be governed by the stock option plan and any related stock option agreements entered into between the Corporation and the Executive, such terms and vesting requirements to be discussed and mutually agreed to by the Corporation and the Executive. Notwithstanding section 4, the Corporation shall grant the Executive Three Million (3,000,000) incentive options at a price of $0.10 per option that shall be earned and vested over Three (3) years from the effective date of this agreement with an expiry date of five (5) years from the date of the grant.

4.8 The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by the Executive in connection with the Executive's duties hereunder. For all such expenses the Executive shall provide to the Corporation statements and vouchers as and when required by it, and in accordance with any policy adopted by the Corporation from time to time concerning expenses.

4.9 The Executive may be required to travel on behalf of the Corporation from time to time in connection with the Executive's duties hereunder. The Executive shall be reimbursed for all reasonable out-of-pocket travel costs actually and properly incurred in connection with the business of the Corporation. Alternatively, travel will be paid for by the Corporation. Travel shall be arranged by the Corporation in accordance with any policy adopted by the Corporation from time to time concerning travel. In the event that travel exceeds more than 12 business days in any given 30 day period, the Executive will be provided with compensation equal to one economy fare ticket for the participating

travel of his spouse. Additionally, any single travel itinerary exceeding 6,500 miles in total air miles, may be classified as Business Class travel and airline seats booked will consist, at the request of the Executive, as Business Class seats. Where no Business Class seats exist, First Class seats will be booked.

4.10 The Corporation shall obtain additional disability coverage for the Executive to cover any shortfall between the Annual Base Salary and any short and long-term disability benefit plans adopted by the Corporation, provided that the Executive qualifies of such additional disability coverage.

4.11 The Executive understands and agrees that life insurance, health, dental and short and long-term disability benefits shall cease as of the Termination Date, and that the Corporation has no liability for any damages caused by the cessation of such benefits regardless of the reason for the cessation of employment, and the Corporation has no obligation to extend life insurance, health, dental and short and long-term disability benefits past the Termination Date. Notwithstanding Section 4.11 of this Agreement, the Corporation agrees to make all reasonable efforts to extend health and dental benefits for the Executive with the applicable benefit provider or providers for a period of twelve (12) months immediately following the Termination Date.

ARTICLE 5
TERMINATION

5.1 The Corporation may immediately terminate the Executive's employment and this Agreement for Just Cause at any time by providing written notice of the Termination Date to the Executive, and save and except only for payment of the pro-rata Annual Base Salary earned for services rendered up to and including the Termination Date, plus any accrued vacation pay and reimbursable expenses owing up to and including the Termination Date, nothing further shall be owed to the Executive pursuant to this Agreement or otherwise. However, section 4.4 will continue for three (3) full years after such Termination date.

5.2 In the event of the death of the Executive, this Agreement shall immediately terminate and the Executive's estate shall be entitled to receive payment in accordance with Section 5.4.

5.3 The Executive may terminate the Executive's employment and this Agreement by providing thirty (30) days advance written notice of the Termination Date to the Corporation. In such event, the Corporation's obligation to compensate the Executive shall cease on the Termination Date, save and except only for payment of the pro-rata Annual Base Salary earned for services rendered up to and including the Termination Date, plus any accrued and unused vacation pay, reimbursable expenses and any bonuses earned and pro-rated up to and including the Termination Date. No bonus shall be payable by the Corporation unless the Executive provides thirty (30) days advance written notice of the Termination Date.

5.4 The Corporation may immediately terminate the Executive's employment and this Agreement at any time for any reason other than Just Cause by providing written notice of the Termination Date to the Executive, or the Executive may immediately terminate the Executive's employment and this Agreement within thirty (30) days of an event or events that constitute Good Reason by providing written notice of the Termination Date to the Corporation, and in such event the Corporation shall pay the Executive, within five (15) business days of the Termination Date, the following:

(a) the pro-rata Annual Base Salary earned for services rendered up to and including the Termination Date;

(b) all accrued vacation pay and reimbursable expenses owing up to and including the Termination Date; and

(c) a lump sum payment equal to twelve (12) months of the Executive's salary at the Termination Date, and continuing any health or dental benefits then provided to the Executive that can be continued for a period of twelve (12) months from the Termination Date.

The above payments shall be subject to required withholdings. In exchange for the above payment, contemplated in Section 5.4, the Executive will be required to sign and provide to the Corporation a full and final release in a form satisfactory to the Corporation.

5.5 Notwithstanding the termination of this Agreement and the Executive's employment, and regardless of the reason for the cessation of employment, the provisions of Articles 3, 6, 7, 8, 9 and 11 of this Agreement shall survive such termination.

ARTICLE 6
RESIGNATION AS A DIRECTOR

6.1 If, on or after the Termination Date, and regardless of the reason for the cessation of employment, the Executive is a director of the Corporation or any of its subsidiaries or affiliates, the Executive agrees to immediately resign as a director if requested to do so by the Board of Directors. Any options granted as an Executive or Director shall remain in effect until the originally agreed upon expiration date.

ARTICLE 7
CHANGE OF CONTROL AND GOOD REASON

7.1 In the event of a Change of Control, and within six (6) months of a Change of Control the occurrence of an event or events that constitute Good Reason, the Executive shall have the right, for a period of six (6) months following the event or events that constitute Good Reason, to elect to terminate this Agreement and the Executive's employment with the Corporation upon providing the Corporation with fourteen (14) days advance written notice of the Termination Date.

7.2 If the Executive elects pursuant to Section 7.1 to terminate this Agreement and the Executive's employment with the Corporation, the Corporation shall pay the Executive within fifteen (15) business days from the Termination Date the payments in Section 5.4, in exchange for the Executive signing and providing to the Corporation a full and final release in a form satisfactory to the Corporation.

7.3 In the event the Executive terminates this Agreement and the Executive's employment with the Corporation in accordance with this Article 7, the Executive agrees, at the request of the Corporation, to continue the Executive's employment with the Corporation for a period of up to one (1) month at the Executive's then existing compensation package, including benefits, to assist the Corporation in an orderly transition of management. The amount paid to the Executive pursuant to this Section, will not reduce the amounts payable under Section 5.4.

ARTICLE 8
PERSONAL COVENANTS AND POST-TERMINATION OBLIGATIONS

8.1 The Executive has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions set forth in this Article 8 are fair and reasonable, and are reasonably required for the protection of the interests of the Corporation.

8.2 The Executive recognizes and agrees that as an executive of the Corporation, the Executive will become knowledgeable, aware and possessed of confidential and proprietary information of the Corporation. The Executive acknowledges and agrees that the Corporation is the sole and exclusive owner and proprietor of all such confidential and proprietary information, and that the Executive owes a duty of fidelity to the Corporation that includes, without limitation, a duty to ensure that confidential and proprietary information is and remains at all times confidential. The duty of fidelity that the Executive owes to the Corporation survives the cessation of employment and the Executive's fiduciary duties are not limited by the terms of this Agreement.

8.3 The Executive will have access to the Corporation's confidential and proprietary information including, without limitation, information and data of or relating to financial matters, pricing information, trade secrets, business plans, personnel matters and client and customer lists. The Executive agrees to accept and retain such information and data in confidence and, at all times during the course of the Executive's employment and after the Termination Date, regardless of the reason for the cessation of employment, not to disclose or reveal such information and data to others and to refrain from using such information and data for purposes other than those authorized by the Corporation. On the Termination Date, or earlier if requested by the Corporation, the Executive will promptly turn over to the Corporation all written or descriptive matter containing confidential or proprietary information or data.

8.4 The Executive agrees that for a period of one (1) year immediately following the Termination Date, and regardless of the reason for cessation of employment, the Executive shall not, directly or indirectly:

(a) solicit or attempt to solicit, induce, encourage or facilitate any customers, clients or suppliers of the Corporation who were customers, clients or suppliers of the Corporation as at the Termination Date for any reason that is in whole or in part competitive with the business carried on by the Corporation;

(b) solicit or attempt to solicit, induce, encourage or facilitate any employees or consultants of the Corporation to leave the employment of, or consulting relationship with, the Corporation;

It shall not be a breach of Section 8.4(a) or (b) if the Executive solicits, induces, encourages or facilitates a consultant, customer, client or supplier of the Corporation, who regularly provides services or products to other entities while providing services or products to the Corporation, to provide services or products to any other entity, provided that such consultant, customer, client or supplier does not terminate or substantively alter its relationship with the Corporation as a direct result of providing services or products to such other entity.

8.5 All reports, computer programs, manuals, tapes, card decks, listings, and any other documentation or data furnished to or prepared by the Executive in connection with the Executive's employment shall be the property of the Corporation.

ARTICLE 9
PERSONAL DATA AND PRIVACY

9.1 The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose the Executive's personal information for purposes relating to the Executive's employment with the Corporation, including:

(a) ensuring that the Executive is paid for the services performed for the Corporation;

(b) administering any benefits to which the Executive is or may become entitled to, including medical, dental, disability and life insurance benefits and/or Options. This shall include the disclosure of the Executive's personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation's benefits on behalf of the Corporation;

(c) compliance with any regulatory reporting and withholding requirements relating to the Executive's employment, including required disclosure to shareholders;

(d) enforcing the Corporation's policies including those relating to the proper use of the electronic communications network and to comply with applicable laws; and

(e) in the event of a potential sale or transfer of all or part of the Shares or assets of the Corporation, disclosing to any potential acquiring organization the Executive's personal information solely for the purpose of determining the value of the Corporation and its assets and liabilities and to evaluate the Executive's position in the Corporation. If the Executive's personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Executive's personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.

ARTICLE 10
NOTICE

10.1 Any notice required to be given hereunder shall be in writing and sufficiently made if delivered personally, sent by facsimile, or mailed by prepaid registered mail to the parties at their respective addresses herein.

(a) The Executive:

David Lucatch
115 Sanibel Crescent
Thornhill, Ontario, L4J 8K7

(b) The Corporation:

1001 Avenue of the Americas, 11th Floor
New York, NY, 10018
Fax: 1-905-763-6175 or CFO email address
Attention: Chief Financial Officer

Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or, if mailed or sent by facsimile on the third business day following the mailing thereof. Either party may change its address for service by giving written notice in accordance with this Agreement.

ARTICLE 11
ARBITRATION

11.1 The Corporation and Executive agree that any dispute arising between them during or after the term of this Agreement as to the application, interpretation, enforcement, breach or termination of this Agreement that the parties are unable to resolve themselves, shall be determined exclusively by arbitration as set out below.

11.2 Except with respect to actions to enforce the restrictive covenants contained in Article 4 of this agreement, any controversy, dispute, or claim arising out of or in connection with the employment of the Executive shall be exclusively decided by binding arbitration under the Federal Arbitration Act, in conformity with the rules and procedures established by the American Arbitration Association and as may be modified by any state arbitration act.

11.3 A party who intends to seek arbitration must first send to the other, by certified mail or recognized courier, a written notice of intent to arbitrate ("Notice"). The Notice to the Company should be addressed to: 1001 Avenue of the Americas, 11th Floor, New York, NY, 10018 ("Arbitration Notice Address"). The Notice must: (a) describe the nature and basis of the controversy, claim, or dispute; and (b) set forth the specific relief sought ("Demand"). If the Company and I cannot reach an agreement to fully and finally resolve the controversy, claim, or dispute within 30 days after the Notice is received, either the Company or the Executive may commence an arbitration proceeding. After the Company receives notice at the Arbitration Notice Address that the Executive has commenced arbitration, it will promptly reimburse the Executive for the payment of the filing fee. All issues are for the arbitrator to decide, including the scope of this arbitration clause, but the arbitrator is bound by the terms of this Agreement. Unless the Company and I agree otherwise, all hearings conducted as part of any arbitration proceeding shall take place in the city of New York. The arbitrator may award injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party's individual claim. Any judgment or award may be entered in any court having jurisdiction thereof.

11.4 Except as otherwise provided for herein, the Company will pay all AAA filing, administration, and arbitrator fees for any arbitration initiated in accordance with this section. If, however, the arbitrator finds that either the substance of the Executive's claim or the relief sought by the Executive is improper or not warranted, as measured by the standards set forth in federal Rule of Civil Procedure 11(b), then the payment of all such fees shall be governed by the AA Rules. In such case, the Executive agrees to reimburse the Company for all monies previously disbursed by it that are otherwise the Executive's obligation to pay under the AAA Rules. Under no circumstances, however, will I be required to reimburse any attorney's fees incurred by the Company in connection with an arbitration proceeding instituted under this section. But if the Executive is the prevailing party in any arbitration proceeding instituted under this Arbitration section and the arbitrator grants the Executive relief that is equal to or greater than the value of the Demand, the arbitrator will award the Executive reasonable attorney's fees and expenses incurred in arbitration.

11.5 The Executive agrees that, by entering into this Agreement, he/she waives the right to a trial by jury.

11.6 The Executive also agrees that all claims between Yappn Corp. and the Executive will be litigated individually and that the Executive will not consolidate or seek class treatment for any claim.

11.7 The Executive further agrees not to commence any action, suit or arbitration proceeding arising out of or relating, in any manner whatsoever, to his/her employment with Yappn Corp. more than three (3) years after the acts or omissions giving rise to the claim occurred, and the Executive waives any statute of limitations to the contrary.

11.8 If a court, arbitrator or other tribunal finds that any specific provision, paragraph, subdivision, clause, or other part of this Arbitration section is void or unenforceable, then such court, arbitrator, or tribunal, as the case may be, must interpret this section as if such provision, paragraph, subdivision, clause or part was not included in this Agreement, regardless of whether such provision, paragraph, subdivision, clause, or part is considered to be a material component of this Agreement or Arbitration section, it being the intent of the parties that such offending part be severed from this Agreement as a whole, and the remainder of this is to be section fully enforced.

11.9 This Arbitration section will survive the termination of the Executive's employment and/or this Agreement, regardless of the reason(s) for such termination(s).

ARTICLE 12
GENERAL PROVISIONS

12.1 Entire Agreement

This Agreement, any schedules hereto and any other policies, agreements or plans of the Corporation specifically incorporated hereto by reference, or that may be introduced and implemented by the Corporation during the term of this Agreement, constitutes the entire agreement between the parties and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied. The parties do not rely upon or regard as material any representations or other agreements not specifically incorporated into and made part of this Agreement.

12.2 Independent Legal Advice

The Executive acknowledges the Executive has had the opportunity to obtain independent legal advice with respect to the execution of this Agreement, or has waived that opportunity, and that the Executive has read, understands and agrees with all of the terms and conditions contained in this Agreement.

12.3 Waiver or Amendment

Any waiver by a party of any breach of any provision of this Agreement by the other party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by the Executive. Any amendment of this Agreement shall not be valid and enforceable unless recorded in writing and executed by the parties to this Agreement.

12.4 Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

12.5 **Enurement**

The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, other legal personal representatives, successors and permitted assigns.

12.6 **Assignment**

This Agreement may not be assigned by either party hereto, without the express written consent of the other party.

12.7 **Governing Law and Attornment**

This Agreement shall be governed by and construed in accordance with the laws in force in the State of New York. The parties hereby attorn to the jurisdiction of the courts of the State of New York.

12.8 **Time of the Essence**

Time shall be of the essence of this Agreement.

12.9 **Enforceability and Severability**

If any paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a Court of competent jurisdiction then such provision shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed these presents as of this 4th day of June, 2014.

YAPPN CORP.

Per: DAVID LUCATCH

Witness

HERB WILLER

Chairman of the Board of Directors